Exhibit 99.1

BIND Therapeutics Reports Second Quarter 2015 Financial Results and Provides Corporate Update

– Preliminary interim data from iNSITE 1 clinical trial remains on track for fourth quarter of 2015 –

– Second Accurin candidate, AZD-2811, to enter clinic in fourth quarter of 2015 –

– Progress made developing next-generation Accurin product concepts for multiple therapeutic areas –

– Management to host conference call today at 8:30 a.m. EDT –

CAMBRIDGE, Mass., August 6, 2015 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results and business highlights for the second quarter ended June 30, 2015.

“In the second quarter we made significant progress with our clinical programs and continued executing on our vision to develop new categories of Accurins that have a significant impact in multiple therapeutic areas,” said Andrew Hirsch, president and chief executive officer of BIND Therapeutics. “We believe BIND-014, which is on track for an initial phase 2 data readout from the iNSITE 1 trial later this year, has the potential to have a meaningful impact on patients with multiple solid tumors types. We have also initiated programs that leverage the broad potential of our platform to develop Accurins that target new cell types and compartments with highly efficacious payloads and limited exposure to healthy tissue. We believe our innovative approach to develop new categories of Accurins can fundamentally change how diseases are treated.”

During the quarter, BIND advanced its product development pipeline with continued strong enrollment of the KRAS mutant and squamous histology cohorts in the iNSITE 1 non-small cell lung cancer trial with BIND-014. The Company also initiated site activation in the iNSITE 2 trial in patients with four orphan tumor histologies: cholangiocarcinoma, advanced cervical cancer, advanced bladder cancer, and advanced squamous cancer of the head and neck. First patient dosing in the iNSITE 2 trial is anticipated in the third quarter of 2015.

Additionally, BIND’s collaborator AstraZeneca filed an investigational new drug application (IND) and received clearance to begin a phase 1 trial with AZD-2811, a novel Aurora B kinase inhibitor that will be the second Accurin to enter the clinic. BIND and AstraZeneca expect the patient enrollment in this trial to begin in the fourth quarter of 2015. Under the terms of its agreement with AstraZeneca, BIND will earn a $4 million milestone payment upon first dosing a patient in a phase 1 clinical trial with AZD-2811.

“We are making great progress with our BIND-014 clinical program and enrollment for both cohorts of iNSITE 1 is proceeding as planned and fully meeting our expectations,” said Hagop Youssoufian, M.Sc., M.D., chief medical officer at BIND. “We are also excited to enroll the first patient in the iNSITE 2 trial with BIND-014, an important milestone considering the signals of clinical efficacy we saw in our phase 1 trial in patients with cholagio, cervical and head and neck cancers. BIND-014 has the potential to become an effective new therapy that both improves the treatment experience and offers greater efficacy for patients with multiple tumor types who currently have limited options.”

BIND previously announced efforts to develop new categories of Accurins that can be applied to multiple therapeutic areas. During the second quarter of 2015, the Company initiated early formulation work to engineer new Accurin product concepts containing anti-infectives and oligonucleotides. These programs leverage the ability of the Accurin platform to target promising payloads to diseased cells and tissues types that have been challenging to treat with conventional therapies.

BIND also entered into a research collaboration with Macrophage Therapeutics to combine their Manocept™ platform, which targets the CD206 receptor on disease-associated macrophages, with BIND’s Accurin platform. Activated macrophages play an important role in the tumor microenvironment and other diseases and the goal of the collaboration is to target Accurins to CD206 disease-associated macrophages in the tumor microenvironment.

“Our collaboration with Navidea’s Macrophage Therapeutics is a result of our efforts to develop Accurins that incorporate novel APIs and ligands that target important pathways in additional therapeutic areas,” continued Hirsch. “This collaboration could result in Accurins that are able to selectively bind to CD206 positive disease-associated macrophages, which help create an immunosuppressive tumor environment for many types of cancers. In addition to a potentially innovative approach in oncology, this collaboration could result in Accurins that provide new treatments across a broad array of diseases that trigger the activation of disease-associated macrophages, including infectious disease, autoimmune and CNS diseases.”

Anticipated upcoming milestones include:

•	Initial data readouts in the fourth quarter of 2015 from the iNSITE1 trial in KRAS mutant and squamous histology non-small cell lung cancer, which we expect to provide the evidence needed to determine the most appropriate regulatory path to market.

•	Dose first patient in the iNSITE 2 clinical trial in multiple solid tumors in the third quarter of 2015.

•	Report overall survival data from the completed phase 2 non-small cell lung cancer study with BIND-014 in the broader patient population following occurrence of all survival events.

•	Report final results from the phase 2 prostate cancer study with BIND-014 following occurrence of 75 percent of the survival events.

•	Dose first patient in phase 1 clinical trial with AZD-2811 (with collaborator AstraZeneca) in the fourth quarter of 2015.

•	Potential selection of Accurin candidate in BIND’s collaboration with Pfizer in September 2015.

•	Report the results of our proof-of-concept work with Macrophage Therapeutics before December 31, 2015.

•	Continue advancing BIND-510 through important preclinical studies to position it for an IND filing in 2016.

Second Quarter 2015 Financial Results

Revenue for the second quarter of 2015 increased three percent to $2.5 million compared to the second quarter of 2014. Revenue primarily represents BIND’s reimbursable research and development expenses and collaboration up-front license fees and milestones for which revenue recognition was initially deferred and is being recognized over the performance period from BIND’s collaborations with AstraZeneca and Pfizer.

The increase in revenue from the 2014 period to the 2015 period was primarily due to total revenue recognized under the Pfizer collaboration reflecting completion of the majority of BIND’s activities before Pfizer’s first option decision in September 2015, as well as higher revenue under the AstraZeneca collaboration for increased manufacturing activities in support of the IND filing and the first-in-human clinical trials. AstraZeneca anticipates enrolling the first patient in a AZD-2811 phase 1 clinical trial in the fourth quarter of 2015, which will trigger BIND earning a $4 million milestone under its collaboration agreement with AstraZeneca. Revenue during the second quarter of 2014 included recognition of the remaining up-front license fee from the Amgen collaboration as a result of its completion.

Research and development expenses totaled $8.3 million for the second quarter of 2015, compared to $6.9 million for the second quarter of 2014. The increase was primarily driven by headcount growth to support the advancement of BIND’s internal pipeline and collaborations, as well as higher expenses as the Company scales up its clinical material manufacturing capability under our AstraZeneca collaboration.

General and administrative expenses totaled $4.4 million for the second quarter of 2015, compared to $3.8 million for the second quarter of 2014. The increase was primarily driven by general and administrative headcount growth related to compensation, including stock-based expenses.

Net loss for the second quarter of 2015 was $10.5 million, compared to a net loss of $8.4 million for the second quarter of 2014.

Cash, cash equivalents and short-term investments were approximately $53 million as of June 30, 2015. The Company expects that its cash, cash equivalents and short-term investments as of June 30, 2015 will fund operating expense and capital expenditure requirements into the third quarter of 2016. This expectation is based on the Company’s current operating plans and research and development funding that it expects to receive under its existing collaborations, but excludes any potential milestone payments.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. EDT to discuss the second quarter 2015 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 96619516.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine company developing a pipeline of Accurins™, its novel targeted therapeutics designed to increase the concentration and duration of therapeutic payloads at disease sites while reducing exposure to healthy tissue. BIND is leveraging its Medicinal Nanoengineering® platform to develop a pipeline of Accurins targeting hematological and solid tumors and has a number of strategic collaborations with biopharmaceutical companies to develop Accurins in areas of high unmet need. BIND’s lead drug candidate, BIND-014, is a prostate-specific membrane antigen (PSMA) -targeted Accurin that contains docetaxel, a clinically-validated and widely-used cancer chemotherapy drug. BIND-014 is currently in development for the treatment of non-small cell lung cancer, or NSCLC, in patients with KRAS mutations or squamous histology. In addition, BIND plans to initiate clinical trials with BIND-014 in cervical, bladder, head and neck and cholangio cancers in 2015. BIND is also advancing BIND-510, its second PSMA-targeted Accurin drug candidate containing vincristine, a potent microtubule inhibitor with dose limiting peripheral neuropathy in its conventional form, through important preclinical studies to position it for an Investigational New Drug application filing with the U.S. Food and Drug Administration in 2016. Lastly, BIND is developing Accurins designed to inhibit PLK1 and KSP, both of which BIND believes are promising anti-mitotic targets that have been limited in the clinic due to myelotoxicity at or below therapeutic doses.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB, F. Hoffmann-La Roche Ltd., Merck & Co., or Merck (known as Merck Sharp & Dohme outside the United States and Canada) and Macrophage Therapeutics (a subsidiary of Navidea Biopharmaceuticals) to develop Accurins based on their proprietary therapeutic payloads and/or targeting ligands.

For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding BIND-014, including without limitation, our expectations regarding the iNSITE 1 and iNSITE 2 clinical trials of BIND-014, the timing of our announcement of clinical trial data, the timing of enrollment in clinical trials, and BIND-014’s potential; AZD2811, including without limitation, statements regarding enrollment in a clinical trial in the fourth quarter of 2015 and a related milestone payment; beliefs regarding the development of new categories of Accurins; BIND-510, including without limitation, statements regarding our plan for an Investigational New Drug filing in 2016; anticipated upcoming milestones; the sufficiency of our cash, cash equivalents and short-term investments; opportunities regarding our nanomedicine platform; and our collaboration agreements with Pfizer, Merck, AstraZeneca, F. Hoffmann-La Roche Ltd., and Macrophage.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders, restrict its operations or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; the terms of the Company’s credit facility place restrictions on its operating and financial flexibility; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the fact that a fast track or breakthrough therapy designation by the FDA for the Company’s drug candidates may not actually lead to a faster development or regulatory review or approval process; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing the Company’s growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; the possibility of system failures or security breaches; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; the price of our common stock may be volatile and fluctuate substantially; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on August 6, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$2,524	$2,459	$6,908	$4,024

Operating expenses:
Research and development	8,299	6,901	16,479	13,724
General and administrative	4,370	3,774	9,133	7,035

Total operating expenses	12,669	10,675	25,612	20,759

Loss from operations	(10,145)	(8,216)	(18,704)	(16,735)
Other expense	(327)	(228)	(81)	(31)

Net loss	(10,472)	(8,444)	(18,785)	(16,766)

Net loss per share:
Basic and diluted	$(0.51)	$(0.51)	$(0.96)	$(1.02)
Weighted average common shares outstanding:
Basic and diluted	20,472,672	16,464,410	19,661,932	16,444,210

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$26,497	$19,348
Short-term investments	26,899	21,582
Amounts due under collaboration agreements	1,674	2,892
Prepaid expenses and other current assets	3,392	2,141

Total current assets	58,462	45,963
Property and equipment, net	7,436	6,567
Restricted cash and other assets	1,584	1,538

Total	$67,482	$54,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,417	$1,792
Accounts payable	1,819	1,796
Accrued expenses	4,977	5,260
Current portion of deferred revenue	3,898	5,087

Total current liabilities	13,111	13,935

Long-term liabilities:
Long-term debt, less current portion	12,146	1,482
Deferred revenue, less current portion	252	481
Warrant liability	7,359	—
Other long-term liabilities	860	1,006

Total long-term liabilities	20,617	2,969

Total liabilities	33,728	16,904

Stockholders’ equity	33,754	37,164

Total	$67,482	$54,068

Media:

Jeff Boyle

617-301-8816

media@bindtherapeutics.com

Investors:

Tom Baker

617-532-0624

investors@bindtherapeutics.com